Event ID:   3497242
Culture:   en-US
Event Name: Q2 2011 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2010-11-10T13:30:00 UTC

C: Lesley Snyder;RAND LOGISTICS INC;IR
C: Laurence Levy;RAND LOGISTICS INC;Chairman, CEO
C: Scott Bravener;RAND LOGISTICS INC;President of Lower Lakes
C: Joe McHugh;RAND LOGISTICS INC;CFO
C: Edward Levy;RAND LOGISTICS INC;President
P: Fred Buonocore;CJS Securities;Analyst
P: David Horn;Kiron Advisors;Analyst
P: Carl Wiseman;Early Bird Capital Inc.;Analyst
P: Matthew Campbell;Knott Partners Management, LLC;Analyst
P: Operator;;

+++ presentation
Operator: Good morning. My name is Laurie and I will be your conference operator. At this time, I would like to welcome everyone to the Rand Logistics Second Quarter Fiscal Year 2011 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (Operator Instructions). I will now turn the call over to Lesley Snyder, Investor Relations Counsel. Please go ahead.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics Fiscal 2011 Second Quarter Conference Call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated. Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, our CFO, will review the financial results, and Ed Levy, Rand's President will discuss capital deployment options and our fiscal 2012 earnings opportunities. We will then open the call up for questions.

During the first half of fiscal year 2011, we experienced a series of mechanical incidents on our vessels which resulted in a cumulative financial expense that Management regards as nonrecurring. While we normally experience and plan for ordinary course mechanical incidents on our vessels, the financial impact of these incidents far exceeded our historic experience and can be grouped into three distinct categories.

    Firstly, approximately $1 million in repair costs below our insurance deductible limits.

    Secondly, approximately $1.3 million of assessments from one of our insurance carriers due to unusually large losses experienced in the current policy year, and

    Thirdly, 84 days of down time, including 58 lost sailing days, which in conjunction with our inability to utilize certain of our vessels during periods when the repairs were made, created inefficiencies in our trade patterns equivalent to lost margin of $2.1 million.

While we are not prepared to provide specific earnings guidance for the fiscal year ended March 31, 2011, the financial impact of the mechanical incidents experienced in the first half of fiscal year 2011, including repair costs after net insurance reimbursements, the foregone time and revenue, the insurance assessments, and the inefficiencies created in trade patterns, will result in a shortfall of full year fiscal 2011 results compared to the prior year.

Notwithstanding, we continue to believe that the long-term fundamentals of the business and our end markets remain strong, and as a result, these incidents will not have an impact on our future earnings potential. As such, we are reaffirming our prior guidance of $0.90 to $1.00 of free cash flow per share commencing with the repowered Michipicoten reentering service in the spring of 2011, assuming no drastic change in economic conditions.

We are on track with plans to convert our last steam-powered vessel, the Michipicoten, to diesel power beginning in December of 2010, and estimate that this $15 million investment will generate an annual return on invested funds in the mid teens, which significantly exceeds our marginal cost of capital and, therefore, will be accretive to our common stockholders. In addition, we continue to pursue other long-term contractual business, which will allow us to further increase vessel utilization and allow for further growth as the economy continues to rebound.

Based on current customer demand and taking into account the magnitude of the mechanical incidents experienced in the first half of this fiscal year, we remain confident in our ability to operate our fleet closer to our 3,300 sailing days per year theoretical maximum upon the launch of the repowered Michipicoten in fiscal 2012, as compared to fiscal 2011, which will enable us to continue improving the efficiency of our vessels and our financial results.

Now, I would like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. From an operational incident perspective, we are extremely disappointed with the performance of the fleet thus far in fiscal 2011. While we budget for operational incidents, the number and severity of the incidents that we have experienced this year has been unprecedented.

As a management team, we have analyzed each of the incidents to understand what caused them and how they could have been prevented. Based on our review, we have concluded that we have not had a common deficiency in maintenance, oversight, or processes. Including our upcoming winter investments, we will have spent approximately $60 million on fleet modernization over the last five years, and four of our vessels will have been repowered since the year 2000. We have evaluated and continue to review all aspects of our operations, oversight, and maintenance procedures to minimize the risk and cost of future incidents. While we cannot eliminate all incidents, we believe that we have the processes in place to reduce future occurrences of such mechanical incidents to a level more consistent with our historic experience.

As Laurence mentioned, we paid $1.3 million of assessments to one of our insurance carriers. The assessments were due to unusually large losses experienced by the membership pool in the current policy year for amounts not covered by reinsurance. We continue to evaluate our risk and insurance programs to ensure that we have optimal coverage to carefully balance premiums, coverage, and variability of earnings impact from incidents.

While demand for many of the commodities that we transport remains below their trailing five-year averages, I am pleased to report that we experienced an overall increase in demand in our markets during the first half of the current sailing season, as compared to the same period last year, when a weakened economy delayed the start of the 2009 sailing season.

As a result of this increased customer demand, and despite the lost time due to the aforementioned mechanical incidents, we experienced a 10% increase in the number of sailing days year-to-date compared to the same year-ago period, which in conjunction with a better product mix, resulted in a 6.8% increase in freight revenue, excluding the impact of currency. Several years ago, we initiated a strategy to diversify our commodity mix to drive organic growth. We believe that we are beginning to see the benefit of this sales and marketing strategy, and that over time it will allow us to maximize our per day operating metrics.

Currently, we are experiencing improving demand and expect it to extend through the remainder of our sailing season. As such, we are confident that sufficient demand exists to support the operation of our entire fleet through the remainder of the 2010 sailing season.

The magnitude of demand improvement varies across the markets that we serve.

Iron ore shipments increased by 103% lakes-wide in the first half of fiscal year 2011 versus the same period in the previous year, while remaining approximately 2% behind the historical five-year average for the period. Our shipments increased by 8% during this period, as compared to the same period last year.

Aggregate shipments increased 25% lakes-wide in the first half of fiscal year 2011 versus the same period one year ago, while remaining approximately 15% behind the historical five-year average for the period. The increase is primarily attributable to improved demand from the steel industry for lime and fluxing stone. The construction industry has seen very little benefit from government stimulus efforts to date. For the first half of fiscal year 2011, our shipments increased 1% in line with construction-related demand.

Coal shipments lakes-wide increased by 9% in the first half of fiscal year 2011 versus the same period in the previous year, and are down approximately 19% from the historical five-year average. This is attributable to reduced demand for power generation and high inventory levels. Lower Lakes increased shipments by 28% to our industrial customers during the first half of fiscal year 2011, as many of these customers ceased or backloaded orders in the first half of last year due to economic uncertainty.

Salt tonnages declined significantly lakes-wide due to an abnormally mild and dry winter in the Great Lakes region. The tonnage that we carry declined by 22% in the first half of fiscal year 2011 versus the same period last year. The decline was consistent with our expectations. We expect this trend to continue for the remainder of 2010.

Lastly, we experienced a modest decrease in our grain tonnages during the first half of fiscal year 2011, impacted by weak export markets and grain quality issues within our milling markets during the first quarter. Tonnages were down approximately 15% in comparison to the same period last year. We expect these tonnages to rebound closer to historical levels for the remainder of the 2010 sailing season.

Our total sailing days increased 192 days, or 10% to 2,104 sailing days, during the six-month period ended September 30, 2010 from 1,912 sailing days during the six-month period ended September 30, 2009. The increase in sailing days was a result of stronger overall markets, including the sailing of the McKee Sons, which sailed only 45 days during the six-month period ended September 30, 2009, offset by the loss of 58 sailing days due to mechanical incidents on five of our vessels during the six-month period ended September 30, 2010. We also lost approximately 19 sailing days in October arising from repairs relating to these incidents.

With that, I would like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would like to now give you a more detailed explanation of our financials. Total revenue during the three-month period ended September 30, 2010 was $38.8 million, an increase of $2.6 million or 7.0%, compared to $36.2 million during the three-month period ended September 30, 2009. This increase was primarily attributable to a stronger Canadian dollar, increased freight revenue, and higher fuel costs.

Freight and related revenue generated by company-operated vessels increased by approximately $2.2 million or 7.7% to $30.3 million during the three-month period ended September 30, 2010, compared to $28.1 million during the three-month period ended September 30, 2009.

Freight and related revenue per sailing day decreased $101 or 0.4% to $28,035 per sailing day in the three-month period ended September 30, 2010, compared to $28,136 per sailing day in the three month-period ended September 30, 2009. This decrease was attributable to inefficiencies in our trade patterns due to recent mechanical incidents, offset by a stronger Canadian dollar and price increases in the three-month period ended September 30, 2010, compared to the three-month period ended September 30, 2009. Vessel operating expenses increased by $6.5 million, or 33.1%, to $26.1 million in the three-month period ended September 30, 2010, compared to $19.6 million in the three-month period ended September 30, 2009. This increase was primarily attributable to the cost of mechanical incidents, assessments from one of our insurance carriers, increased costs from operating our vessels for 81 additional sailing days, the higher cost of a stronger Canadian dollar, and higher fuel costs. Vessel operating expenses per sailing day increased by $4,534, or 23.1%, to $24,142 per sailing day in the three-month period ended September 30, 2010, compared to $19,608 per sailing day in the three-month period ended September 30, 2009.

Our general and administrative expenses increased by $500,000 to $2.3 million during the three-month period ended September 30, 2010, compared to $1.8 million in the three-month period ended September 30, 2009. The increase in general and administrative expenses was primarily attributable to higher legal costs, a stronger Canadian dollar, and higher restricted stock amortization expense. Our general and administrative expenses represented 6.0% of revenues during the three-month period ended September 30, 2010, an increase from 5.0% of revenues during the three-month period ended September 30, 2009. During the three month period ended September 30, 2010, $600,000 of our general and administrative expenses was attributable to our parent company, and $1.7 million was attributable to our operating companies.

The Canadian dollar strengthened by approximately 5.6% versus the U.S. dollar, averaging approximately 96 U.S. cents per Canadian dollar during the three-month period ended September 30, 2010, compared to approximately 91 U.S. cents per Canadian dollar during the three-month period ended September 30, 2009. The Company's balance sheet translation rate increased from 94 U.S. cents per Canadian dollar at June 30, 2010, to 97 U.S. cents per Canadian dollar at September 30, 2010.

As shown on slides 14 and 15 of a presentation available on Rand's website under Investors, Events and Presentations, during the three-month period ended September 30, 2010, the Company's operating income plus depreciation and amortization decreased by $4 million to $8.2 million, versus $12.2 million during the three-month period ended September 30, 2009. During the six-month period ended September 30, 2010, the Company's operating income plus depreciation and amortization, excluding a GE amendment fee of $446,000 in fiscal 2010, decreased by $2.1 million to $17 million from $19.1 million during the six-month period ended September 30, 2009.

Finally, I would ask you to turn to slide 16 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization, since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

With that, I would like to turn the call over to Ed to discuss our fiscal 2012 earning opportunities. Ed?

Edward Levy: Thanks, Joe. As Laurence mentioned, we are on track to begin the Michipicoten repowering project in December 2010, and estimate the vessel will be fully operational in the spring of 2011. The Michipicoten is the fourth vessel in our fleet to be repowered since the year 2000. This continued investment ensures that we remain a leader within our industry in providing efficient, cost-effective, and environmentally responsible water-borne transportation services.

We believe that the returns from this investment are very attractive. Based on our experience with a similar vessel repowering in 2008, we estimate that this $15 million investment will generate an annual return on invested funds in the mid teens, which significantly exceeds our cost of debt capital. We have all the funds on-hand to finance this capital improvement.

As a result of free cash flow generated from operations, as well as the portion of the incremental term loan not used to finance the Michipicoten engine, we expect to have additional capital to deploy. We are currently evaluating a number of potential investment opportunities. We would expect each of these opportunities to allow us to generate unlevered returns in the mid teens, and, therefore, they would be accretive to the $0.90 to $1.00 of free cash flow per share per year guidance that we have already presented.

From a fleet growth perspective, for a modest amount, we have recently completed the purchase of a floating cement storage silo as a strategic spare asset. We are actively evaluating the merits of refurbishing and adding it to our U.S. fleet over the medium term. Management considers the acquisition of this asset as one option to cost-effectively add Jones Act compliant capacity.

No investment decision has yet been made beyond the acquisition of the asset. This former vessel is similar in size to the three existing Maritime Class vessels within our fleet today.

We look forward to keeping you apprised of Rand's continued progress.

With that, I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). Your first question comes from the line of Fred Buonocore of CJS Securities.

Fred Buonocore: Yes, good morning.

Laurence Levy: Good morning, Fred.

Fred Buonocore: The first thing I would like to just clarify, and I think you break this out on your slide 14, just trying to think about what your operating income plus D&A would have been ex these incidents in the quarter. How much should I think about in terms of what you lost with respect to overall vessel margin? In other words, just from lost opportunity and the vessel's operating, say, when they were operating but in a debilitated situation? How should I think about that?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: Yes, I could, Fred. If you look at a year-to-date basis, including the incident in the first quarter, the direct repair costs or deductibles -- net of insurance reimbursements, in other words, the deductibles that we paid, were approximately $1 million. And then there were also insurance assessments of $1.3 million during that first half.

In addition, if you look at the five vessels that had the incidents, those vessels alone had about in the ballpark of about $2 million of other lost time, costs incurred, margin loss, but basically $2 million of lost margin. And then on some of our other vessels, there were also some lost margin by the trade patterns and having the right vessel for the right trade, so it was a pretty substantial number. It was offset by items that we budget for an average year and some other upsides that were in the business, but it was a pretty substantial number in total.

Fred Buonocore: Okay, so somewhere north of $2 million in terms of lost margin --

Joe McHugh: $2.3 million in the direct, under deductibles, insurance assessments, and then another at least $2 million on those five, of related-type lost margin costs from lost time.

Fred Buonocore: Right, including the impact to your trade patterns. I realize you have to make a rough estimate of it.

Joe McHugh: …and days we couldn't sail and bill customers.

Laurence Levy: Right, so collectively the total is somewhere in the range of about $4.4 million, including some estimates on the trade pattern impact that Joe referred to. That's the kind of magnitude that we are thinking about.

Fred Buonocore: How much of that would you really attribute to Q2?

Edward Levy: As opposed to trying to attribute it to Q2, Fred, we were $17 million for the first half versus $19 million last year. And we've got about $4.4 million of these embedded in these three buckets, so I would think about it that way.

Fred Buonocore: Okay.

Edward Levy: So probably the right way, the cleanest way to think about it.

Fred Buonocore: That's helpful. And can you also just clarify the insurance assessment. What actually happened there? Why did you get dinged?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Actually, Laurence, Joe sits on the Board of one of our insurance carriers and I think he might be in a better position to explain that.

Joe McHugh: Yes, about 40% of our hull and machinery insurance, a lower layer of our insurance on hull and machinery is in a reciprocal with a pool of membership that basically self-insures the first $500,000 of their losses and before they go to the reinsurance markets. And this carrier is an extremely low cost carrier compared to some of the other London/New York markets that we deal with. And basically, without ever having an assessment in the last 15 years, they just had a series of incidents within their membership, including ours, but some other substantial ones, as well, that basically overran the reserves. So they effectively give assessments to cover that $500,000 that is covered.

So the $500,000 is what they cover which divided by the percentage, which is about 40%, effectively a good portion of the losses that the members incurred up to about $1.25 million per incident, ended up having to be assessed. Now, if you look over a five-year period, the way the entire insurance companies work with basically using rolling six years of losses, we're still saving a lot of money compared to going to the outside market. And our losses within the six years are not really out of that norm.

So it is more of a timing issue of how we had to record those losses. And so we are carefully looking at what is the best way to balance premiums, coverage, and predictability of earnings.

Fred Buonocore: Okay. And then just turning to the increase in sailing days that you did have year-over-year and you had attributed that to stronger demand. Can you be a little more specific or give us a little more color about where you are seeing the most improvement in your business?

Laurence Levy: Scott, go ahead, please.

Scott Bravener: Fred, as I mentioned earlier, I think one of the biggest increases for us in the first half of this year was our coal business, which was nonexistent to a certain extent last year because of customers backloading or ceasing orders during the first half of last year. So that has certainly rebounded from the first half of last year. We have seen some growth in our aggregate shipments; modest growth were primarily in the construction-related end of the aggregate business, which has been tempered a little bit. I think our percentage has been tempered by the lost time we've had with our vessels or that percentage would have been somewhat greater. We have seen certainly the industry as a whole seemed to rebound in the steel industry. We're not as dependent upon the steel industry, but we did see some rebound in our iron ore business with a customer that wasn't there last year, due to certain mills being shut down that we supply in the U.S., and another that we carry for a third-party in Canada.

Fred Buonocore: Okay, and then my last one. Can you quantify the expected impact of the lost 19 sailing days that you had in October as it relates to Q3 expectations? And how should we think about Q3 overall relative to your Q2 results?

Laurence Levy: Scott, go ahead.

Scott Bravener: We are expecting Q3 to be more in line with our budget expectations for the year, Fred. We are expecting the impact of the two vessels, the McKee Sons incident and the Calumet engine incident that the repairs that run off into the third quarter in October to account for approximately $500,000 in lost vessel margin. But so far, to date in the third quarter, we're only halfway through it right now, but the weather has been relatively benign, so operations have been in line with our expectations.

Fred Buonocore: Great, thank you.

Operator: Your next question comes from the line of David Horn of Kiron Advisors.

David Horn: Good morning, guys. Thanks for taking the questions. So just to sort of summarize what you were saying earlier, where we did about $17 million versus $19 million last year of EBITDA for the first two quarters, and if we hadn't had all those problems it would be closer to $21 million versus $19 million?

Edward Levy: About $21.5 million, David, is probably a pretty good number to be thinking about.

David Horn: Okay, great.

Edward Levy: For the first half of this year versus $19 million last year.

David Horn: Great. And then, you know, October we lost some sailing days but as of now, November 10th, sort of the issues that we had with these ships -- they are pretty much in the past at this point?

Laurence Levy: Correct. We have our full fleet out sailing and productive.

David Horn: Wonderful. And then, I didn't see it, although I didn't look too closely in the current slide show, I know in the previous slide show when you talk about the $0.90 to $1.00 for next year, that's based off a $28 million EBITDA. Is that accurate?

Laurence Levy: In ballpark terms, that's the rough way we compute it, and there is, as you said, a slide that supports how we get to that number.

David Horn: Okay, great. And then of that $28 million, how much of that business is already booked?

Laurence Levy: Scott, go ahead.

Scott Bravener: Our business is over 95% contractual, so pretty much all of that business is booked going into next year.
We have very little -- a very low percentage of our contractual revenue running off this year and we're in the process of renewing those agreements as we speak.

David Horn: Okay. So all right -- so we have a great degree of visibility now. Obviously, things happen, which we found out last quarter. But that aside or a huge downturn, that $28 million should be very doable.

And then just one other thing. I know you guys are always looking for, you know, opportunities to drive additional cash flow, and I really think a way to consider driving cash flow per share would be to buy back stock. I mean we are looking at, assuming you get the $0.90 to $1.00, a $4.80 stock, I mean, it's greater than 20% return on capital, very easy to do.

And one of the, I guess, downsides of being somewhat illiquid is that if someone appears in this market and doesn't want their stock -- there is really just not much trading volume; you're sort of stuck in this range. I just think it would be a great opportunity for the Company to add to the bottom line.

Edward Levy: We appreciate that, David, and that's one of the things that, as we mentioned earlier, it's one of the things that we are evaluating at the present time.

David Horn: Okay, great. And one other thing. Especially if you have something in place, I know you guys experienced in 2008 when you had some shareholders that were in distress situations, you know, they sold irrespective of the value of the Company and just to sort of have a buy-back in place should that happen and we trade down $0.70 one day because someone is impatient, it would be wonderful to already have the mechanisms there so we can take advantage of that.

Edward Levy: Yep, we appreciate that.

David Horn: Thanks, guys.

Laurence Levy: Thank you, David.

Operator: The next question from the line of Carl Wiseman of Early Bird Capital.

Carl Wiseman: Good afternoon.

Laurence Levy: Hello, Carl.

Carl Wiseman: Just curious about a couple of things. Number one, backhaul trends and specifically grain, what you guys are seeing and how accretive that could be to you guys?

Laurence Levy: Scott, go ahead, please.

Scott Bravener: Carl, as we talked about last year, our backhaul has strengthened significantly versus last year during the same period, largely due to the return of our coal market, which was severely depressed in the first half of last year. So we have seen much greater utilization of the vessels from the efficiency standpoint with the backhauls in the second half, and we expect that to continue and continue to strengthen going into next year. We are still very confident in the fundamentals of our business, when we take away the incidents, and we see further improvement in our backhauls going into next year.

The grain business, right now, as you may have read, exports out of the Great Lakes are very strong. It's really not impacting our business to a great degree because our vessel that primarily participates in the export grain market, this is typically the busiest time of year for that vessel, so her trade patterns really haven't varied from previous years. Generally, the vessel is fully booked in the export grain trade during that period, which we are experiencing this year.

We expect probably a stronger export grain market in the first part of next year versus this year, which should be an improvement there, although we are able to book the vessel quite profitably this year during the first half in the export iron ore market on a spot basis. Our milling trades, some of the problems we incurred with quality issues of vomitoxin and the U.S. and Midwest grain crop last year are not present right now in this year's crop, so we are feeling pretty good about a return to more normal levels for a couple of our milling customers on the upper Great Lakes next year.

Carl Wiseman: So assuming that the fleet availability remains at its highest available, would you say that your overall utilization would go up in the first quarter versus this year?

Scott Bravener: In the first quarter of next year, we should have a greater visibility just by returning to more normal levels of vessel down times.

Carl Wiseman: But will that give you greater utilization?

Scott Bravener: Yes.

Carl Wiseman: Okay. Next question. Pertaining to insurance. So I just want to understand, if I understand the insurance scenario here. Are you guys in basically an insurance co-op?

Joe McHugh: 40% of our hull and machinery in one layer of insurance, not the maximum amount of the vessel, but a layer of the insurance, is in a reciprocal, which is a pooling of membership, where the membership shares the losses of all of the members. And, for 15 years, we've been within those reserves, but we had just a very large series that overran that, so they issued the assessments. Over and above that $500,000 in the pool, which is divided by your percentage, so it is about $1.25 million of coverage, it goes to reinsurance and we were reimbursed for that.

Carl Wiseman: Okay. Thank you very much.

Operator: Your next question comes from the line of Matt Campbell of Knott Partners.

Matthew Campbell: Good morning, gentlemen.

Scott Bravener: Good morning.

Matthew Campbell: Scott, if I could ask, is there any one of the end markets that you are most concerned about at this point that we should be thinking about?

Scott Bravener: The one that affected us the most this year, Matt, was our salt market, which affected our backhauls, under vessels and our profitability on certain vessels within our fleet that carries salt. As you know, we carry salt on four of our vessels, two in the U.S. and two in Canada, and the margins on those vessels have been impacted by the decline in our salt tonnages this year, which was the worst year for carryover in the salt business in over 20 years. We expect with a return to a more normal winter conditions this year that should rebound going into next year. If we don't have a normal winter, that is our biggest area of concern going into next year.

Matthew Campbell: Okay, great. And then, Ed, with regard to this cement silo, this floating cement silo that you just purchased, how long would it take to refurbish it and what would the cost be roughly?

Laurence Levy: Go ahead, Ed.

Edward Levy: Good morning, Matt. Matt, we're just in the early stages of doing the engineering design in terms of the conversion. And we see it as a medium-term investment opportunity, so it's not something that you'll see in operation in calendar 2011. But it is something that we are aggressively evaluating right now because we think it has got the opportunity to be meaningfully accretive to shareholder value.

Matthew Campbell: Okay, great. Thank you very much.

Operator: At this time there are no further questions. I'm sorry, you now have a follow-up from Fred Buonocore of CJS Securities.

Fred Buonocore: Yes, I just wanted to follow-up on the mention of long-term contractual business that you are pursuing. What kind of opportunities are these, and would there be any opportunity for those to add incremental revenue to fiscal 2012 or your 2011 sailing season, or given the fact that you are fully booked it really wouldn't matter? I'm just trying to understand what kind of business this is that you are pursuing, and where and when it can add to results? Thank you.

Laurence Levy: Go ahead, Scott.

Scott Bravener: Fred, primarily what we are working on right now is the renewal of existing business for next year, which will fully book the existing fleet as per this year. We have been approached by customers for additional business going forward, which we will need to grow our fleet capacity in order to accommodate that business.

Fred Buonocore: Okay, got it. And the renewal of existing business for next year, I'm assuming, that would include rate increases and build in annual contractual rate increases?

Scott Bravener: That is correct.

Fred Buonocore: Very good. Thank you.

Operator: There are no further questions at this time. I will now return the call to management for any closing remarks.

Laurence Levy: Thank you, operator. Thank you all for participating on Rand's second quarter call. We look forward to keeping you apprised of Rand's progress. And in the interim, if you do have any questions, please feel free to reach out to our management team. Thank you all.

Operator: Thank you for participating in the Rand Logistics Second Quarter Fiscal Year 2011 Earnings Conference Call. You may now disconnect.